EXHIBIT 3.34

UNOFFICIAL TRANSLATION

DEED OF INCORPORATION

NISKA PARTNERS COÖPERATIEF U.A.

On the twenty-first day of April two thousand and ten, appears before me, Reinhard Willem Clumpkens, notaris (civil-law notary) practising in Amsterdam:

Armandus, Martijn Lustig, Paralegal, employed by De Brauw Blackstone Westbroek N.V., a limited liability company, with corporate seat in Amsterdam, with address at:

1082 MD Amsterdam, the Netherlands, Claude Debussylaan 80, born in Amsterdam on the twenty-eighth day of January nineteen hundred and eighty-three, acting as attorney authorised in writing of:

1.          Niska Gas Storage Partners LLC, a legal entity organised under the laws of the State of Delaware, United States of America, with address at: 1001 Fannin Street, Suite 2500, Houston, TX 77002 United States of America, registered with the Delaware Secretary of State under number: 4782115; and

2.          Niska Gas Storage Operations LLC, a legal entity organised under the laws of the State of Delaware, United States of America, with address at: 1001 Fannin Street, Suite 2500, Houston, TX 77002, United States of America, registered with the Delaware Secretary of State under number: 4798223, hereinafter jointly referred to as: the “Incorporators” and as such representing the Incorporators.

The person appearing declares that the Incorporators hereby incorporate a cooperative with no liability for its members under Dutch law (coöperatie met uitsluiting van aansprakelijkheid), which is governed by the following

ARTICLES OF ASSOCIATION:

Article 1. Definitions.

1.1.             In these Articles of Association, the following terms shall have the following meaning:

“General Meeting of Members” means the body of the Cooperative consisting of the Members or a meeting of Members (or their representatives) and other persons entitled to attend such meetings.

“Management Board” means the management board of the Cooperative.

“Managing Director” means a managing director A or a managing director B of the Cooperative, as applicable.

“Managing Director A” means a managing director A of the Cooperative.

“Managing Director B” means a managing director B of the Cooperative.

“Cooperative” means the cooperative the internal organisation of which is governed by these Articles of Association.

“Member” means a member of the Cooperative.

“Membership Account” means an account held by each Member with the Cooperative in accordance with Article 9.

“in writing” means by letter, by telecopier, by e-mail, or by message which is transmitted via any other current means of communication and which can be received in the written form.

1.2.             References to “Articles” refer to articles which are part of these Articles of Association, except where expressly indicated otherwise.

Article 2. Name and official seat.

2.1.             The Cooperative’s name is:

Niska Partners Coöperatief U.A.

2.2.             The official seat of the Cooperative is in the municipality of Amsterdam, the Netherlands.

Article 3. Objects.

3.1.       The objects of the Cooperative are to procure economic interaction between the Cooperative and its members and to provide for material needs of its Members by engaging in:

(a)        the incorporation or acquisition of, the participation in any way in and the management and supervision of, business enterprises and companies;

(b)        the financing of business enterprises and companies;

(c)        the borrowing, lending and raising of funds, including the issue of bonds, promissory notes or other securities or evidence of indebtedness as well as the entering into agreements in connection with these activities;

(d)        the providing of personal security or security rights, the acting as several liable co-debtor or guarantor for debts or other obligations of group companies within the meaning of section 2:24b Dutch Civil Code and third parties;

(e)        the trade in currencies, securities and other (marketable) assets in general;

(f)         the performance of any and all activities of an industrial, financial or commercial nature,

for the benefit of the Members and to do all that is connected therewith or may be conducive thereto, all to be interpreted in the broadest sense,

3.2.      The Cooperative shall pursue its objects through the conclusion of agreements with its Members in the course of the business which it conducts or causes to be conducted. The Cooperative may conclude similar agreements with third parties provided that the agreements with the Members are not of subordinate importance.

3.3.      The Cooperative is a separate legal entity apart from its Members and shall pursue its objects, carry on its income earning activities, incur liabilities and acquire and hold assets in its own name at its own expense and risk.

Article 4. General Terms and Conditions; Amendment of Agreements.

The General Meeting of Members can determine general terms and conditions which apply to the agreements referred to in Article 3 unless such agreement provides otherwise. The general terms and conditions may be amended by virtue of a resolution of the General Meeting of Members.

Article 5. Limitations on Offer of Membership Interests.

The Cooperative shall not make an offer of membership interests in the Netherlands, unless (i) the offer is made to qualifying investors within the meaning of the Dutch Financial Markets Supervision Act (“Wet op het financieel toezicht”) (the “FMSA”), (ii) the offer is made to less than one hundred (100) persons not being qualifying investors or (iii) the Memberships Interests can only be acquired for a total consideration, to be paid wholly upon acquisition, of at least fifty thousand euro (EUR 50,000) per investor.

Article 6. Membership.

6.1.             In addition to natural persons Members can be:

(a)        legal entities; and

(b)       partnerships and other companies that are not a legal entity (each a “partnership”).

6.2.             A membership of the Cooperative may only be transferred with the prior consent of all of the Members.

6.3.             Subject to article 6.2, a membership of a Member-legal entity can, by virtue of a statutory merger or division, be acquired by an acquiring legal entity involved in the merger or division.

6.4.             With due observance of article 6.2, a membership can be transferred by written instrument and notification thereof to the Cooperative.

6.5.             The Management Board shall keep a register in which the names and addresses of all Members are recorded. The register shall be available for inspection by the Members at the office of the Cooperative or at another appropriate place to be designated by the Management Board.

6.6.             The capital of the Cooperative is not divided into shares.

Article 7. Admission.

The General Meeting of Members shall decide by unanimous vote on the admission of new Members as well as the replacement of existing members, in a meeting at which all Members entitled to vote are present or represented.

Article 8. Termination of Membership.

8.1.             A membership ends:

(a)        •           in case of a legal entity: upon such legal entity ceasing to exist other than pursuant to a statutory merger or division; and

•           in case of a partnership: upon the completion of the liquidation of the partnership;

(b)       upon notice of termination of membership by the Member;

(c)        upon notice of termination of membership by the Cooperative. Such termination of membership is permitted if:

•           a Member fails to comply with the conditions for membership as set forth in the Articles of Association;

•           a Member fails to comply with its obligations against the Cooperative; or

•           the Cooperative cannot reasonably be expected to continue the membership;

(d)       by expulsion. An expulsion may only be ordered if a Member breaches these Articles of Association or the regulations or resolutions of the Cooperative, or acts against the interest of the Cooperative in an unreasonable manner.

8.2.             Notice of termination of membership by the Cooperative shall be given by the Management Board after approval of the General Meeting of Members.

8.3.             Termination of membership by the Cooperative may only take place as per the end of a financial year and with due observance of a notice period of four (4) weeks. Termination of membership by the Member may only take place as per the end of a calendar month and with due observance of a notice period of one (1) week. However, membership can be terminated immediately if the Member or the Cooperative cannot reasonably be expected to continue the membership.

8.4.             A notice given in violation of the provisions of Article 8.3 shall terminate the membership at the earliest possible date after the date as from which notice of termination was given.

8.5.             A Member may give notice of termination of its membership with immediate effect within one (1) month after having been informed of a resolution to convert the Cooperative into a different legal form or to merge or divide the Cooperative within the meaning of Title 7, Book 2 of the Dutch Civil Code.

8.6.             Notice of termination of a membership by either the Member or the Cooperative requires the prior unanimous approval of the General Meeting of Members.

8.7.             Expulsion of a Member shall be effected by virtue of a resolution to that effect by the General Meeting of Members.

8.8.             Upon the termination of membership due to an event referred to in Article 8.1 (a) and/or (b) the balance of that member’s Membership Account referred to in Article 9 shall be repaid by the Cooperative.

8.9.             Upon the transfer of a membership in the Cooperative in accordance with article 6.2 the balance of the Membership Account in the name of the transferor shall become the Membership Account in the name of the transferee.

Article 9. Membership Accounts.

9.1.             The Cooperative shall maintain a Membership Account for each Member. Each Membership Account shall be credited for all amounts contributed to the Cooperative by the Member in respect of whom that Membership Account is held and debited for all amounts repaid by the Cooperative to the Member in respect of whom that Membership Account is held.

9.2.             Upon joining the Cooperative as a Member, the Member shall forthwith contribute to the Cooperative the amount to be determined by the General Meeting of Members in its decision on the admission of a new Member set out in Article 7. The Management Board shall not enter a Member in the register of Members until the entire amount to be contributed by that Member to the Cooperative has been paid in his Membership Account.

9.3.             Pursuant to a resolution of the Management Board upon the approval of the General Meeting of Members, the Cooperative may request from time to time Members to deposit additional amounts of members capital.

9.4.             No Member shall have the right to withdraw any part of its Membership Account or to receive any distributions in respect of its membership in the Cooperative, except with the prior approval of all Members of the Cooperative.

9.5.             No interest shall be payable on the Membership Accounts.

9.6.             Any repayment, in part or in whole, of a Membership Account pursuant to Article 8.8, Article 28.4 or pursuant to a resolution of the General Meeting of Members shall be deducted from that Membership Account.

Article 10. Managing Directors.

10.1.           The Management Board shall consist of at least one (1) Managing Director A and at least one (1) Managing Director B, the exact number to be determined from time to time by the General Meeting of Members, provided however that at least half of the total number of Managing Directors shall consist of Managing Directors B. A Managing Director B must have his place of residence in the Netherlands. In the event a Managing Director B no longer has his place of residence in the Netherlands, he shall forthwith inform the Managing Board thereof.

10.2.           Managing Directors can be appointed from among the Members or from outside the Members.

10.3.           Managing Directors are appointed by the General Meeting of Members. A vacancy shall be filled as soon as possible.

10.4.           A Managing Director may be suspended or removed at any time by the General Meeting of Members.

10.5.           A suspension may be extended one or more times, but may not last longer than three (3) months in the aggregate. If, at the end of that period, no decision has been taken on termination of the suspension or on removal, the suspension shall end.

10.6.           The General Meeting of Members shall appoint one of the Managing Directors as the chairman of the Management Board.

10.7.           The renumeration and other terms and conditions under which a Managing Director is appointed, shall be determined by the General Meeting of Members.

Article 11. Duties of the Management Board.

11.1.           The Management Board shall be entrusted with the management of the Cooperative, subject to the limitations of these Articles of Association.

11.2.           The Management Board may establish rules governing its internal proceedings in regulations or in a resolution to that effect.

11.3.           The Management Board shall have authority to resolve upon the entering into agreements to acquire, alienate or encumber registered property, the entering into agreements whereby the Cooperative binds itself as guarantor or joint and several co-debtor, guarantees obligations of a third party or binds itself as security for a debt of a third party and to represent the Cooperative in such transactions.

Article 12. Meetings of the Management Board.

12.1.           The Management Board shall meet whenever a Managing Director so requires. Meetings shall be convened by a notice to all other Managing Directors. Meetings of the Management Board shall be held in the Netherlands.

12.2.           The Management Board shall take its resolutions by an absolute majority of the votes cast.

12.3.           A Managing Director may be represented at a meeting of the Management Board by another Managing Director.

12.4.           The Management Board may also adopt resolutions without holding a meeting, provided (i) such resolutions are adopted in writing, (ii) the majority of the managing directors have expressed themselves in favour of the proposal concerned and (iii) none of the managing directors has opposed this procedure of adopting resolutions.

12.5.           Without prejudice to the other provisions of these Articles of Association, resolutions of the Management Board relating to any of the following matters shall be subject to the approval of the General Meeting of Members:

(a)        to acquire or dispose of registered assets (registergoederen) other than in the ordinary course of business;

(b)       borrowing or lending out money, other than using a credit facility granted to the Cooperative by a bank or loans to or from group companies within the meaning of section 2:24b Dutch Civil Code;

(c)        providing personal security or a security right over assets of the Cooperative; and

(d)       the entering into agreements by which the Cooperative binds itself as guarantor or as severally liable co-debtor, or otherwise guarantees or agrees to bind itself as security for debts or other obligations of a group company within the meaning of section 2:24b Dutch Civil Code.

For the purpose of this paragraph a resolution of the Management Board to adopt or approve a resolution of a corporate body of a company in which the Cooperative participates which latter resolution is similar to a resolution of the Management Board as set out in the preceding sentence shall also be subject to such approval of the General Meeting of Members.

Failure to obtain the approval required pursuant to this paragraph shall not affect the authority of the Management Board or the Managing Directors to represent the Cooperative.

Article 13. Representation; Conflicts of Interest.

13.1.           The Management Board, as well as any Managing Director A and Managing Director B acting jointly, shall have the power to represent the Cooperative.

13.2.           The Management Board may appoint officers with general or limited power to represent the Cooperative. Each officer shall have the power to represent the

Cooperative, subject to the restrictions imposed. The Management Board shall determine each officer’s title. The authority of an officer to represent the Cooperative may not extend to any transaction where the Cooperative has a conflict of interest with the officer concerned, any other officer or with one or more Managing Directors.

13.3.           In the event of a conflict of interest between the Cooperative and a Managing Director, the provisions of Article 13.1 shall fully continue to apply unless the General Meeting of Members has appointed one or more other persons to represent the Cooperative in such case or in similar cases. A resolution of the Management Board to enter into a transaction involving a conflict of interest with one or more Managing Directors in a private capacity shall be subject to the approval of the General Meeting of Members, the absence of such approval shall not affect the authority of the Management Board or the Managing Directors to represent the Cooperative.

Article 14. Financial Year and Annual Accounts.

14.1.           The Cooperative’s financial year runs from the first day of April through the thirty-first day of March.

14.2.           Annually, not later than six (6) months after the end of the financial year, save where this period is extended by the General Meeting of Members by not more than five (5) months by reason of special circumstances, the Management Board shall prepare annual accounts and make them available at the Cooperative’s office for inspection by the Members.

14.3.           Within the same period, the Management Board shall also deposit the annual report for inspection by the Members, unless Section 2:396, subsection 7, or Section 2:403 of the Dutch Civil Code applies to the Cooperative.

14.4.           The annual accounts shall consist of a balance sheet, a profit and loss account and explanatory notes.

14.5.           The annual accounts shall be signed by the Managing Directors. If the signature of one or more of them is missing, this shall be stated and reasons for this omission shall be given.

14.6.           The Cooperative may, and if the law so requires, shall appoint an accountant to audit the annual accounts. Such appointment shall be made by the General Meeting of Members. The Management Board shall be authorised to do so when the General Meeting of Members fails to appoint an accountant. The accountant shall report on his audit to the Management Board. The accountant shall set out the results of his audit in a certificate as to whether the annual accounts give a true and fair view. The accountant’s certificate will be made available to the Members in accordance with Article 14.7. The provisions of Section 2:393 of the Dutch Civil Code shall apply to the extent necessary.

14.7.           The Cooperative shall ensure that the annual accounts, the annual report and the information to be added by virtue of Section 2:392, subsection 1, of the Dutch Civil Code are kept at its office as from the day on which notice is given of the General Meeting of Members at which the annual accounts will be dealt with. Members may inspect these documents and obtain a copy free of charge.

Article 15. Adoption of the Annual Accounts and Release from Liability.

15.1.           The annual accounts shall be adopted by the General Meeting of Members.

15.2.           After adoption of the annual accounts, the General Meeting of Members shall pass a resolution concerning the proposal to grant discharge to the Managing Directors for the exercise of their duties, insofar as the exercise of such duties is reflected in the annual accounts or otherwise disclosed to the General Meeting of Members prior to the adoption of the annual accounts. The scope of a discharge shall be subject to limitations by virtue of the law.

Article 16. Allocation of Net Proceeds.

16.1.           The net annual proceeds as appear from the adopted annual accounts shall be at the free disposal of the General Meeting of Members. In case the General Meeting of Members does not resolve to distribute the net annual proceeds, the proceeds concerned shall be reserved and at the disposal of the Management Board for use in pursuing the Cooperative’s objects. The Management Board may declare interim distributions, as often as reasonably practical.

If the General Meeting of Members resolves to distribute the net annual proceeds or any part thereof or the Management Board declares an interim distribution then the Members shall be entitled to such a distribution in proportion to the balance of their Membership Accounts at the date of that distribution.

16.2.           A shortfall may only be offset against the statutory reserves to the extent permitted by law.

Article 17. Powers General Meeting of Members.

All powers in the Cooperative shall be conferred on the Management Board unless such powers have, by law or pursuant to these Articles of Association, been conferred on the General Meeting of Members.

Article 18. Annual General Meeting of Members.

18.1.           The annual General Meeting of Members shall be held within six (6) months after the end of the financial year.

18.2.           The agenda for the annual General Meeting of Members shall at least contain the following matters:

(a)        the discussion of the annual report (unless Section 2:396, subsection 7, or Section 2:403 of the Dutch Civil Code applies to the Cooperative);

(b)       the discussion and adoption of the annual accounts;

(c)        the discharge of the Managing Directors;

(d)       the allocation of the annual net proceeds;

(e)        the filling of any vacancies;

(f)        business presented for discussion by the Management Board or a Member.

Article 19. Other General Meetings of Members.

19.1.           Other General Meetings of Members shall be held as often as the Management Board deems necessary.

19.2.           A Member may request the Management Board to convene a General Meeting of Members, stating specifically the business to be discussed. If the Management Board has not given proper notice of a General Meeting of Members within one (1) week following receipt of such request such that the meeting can be held within four (4) weeks after receipt of the request, the applicant shall be authorised to convene a meeting.

Article 20. Notice, Agenda and Venue of Meetings.

20.1.           Notice of General Meetings of Members shall be given by the Management Board, without prejudice to the provisions of Article 19.2.

20.2.           Notice of the General Meeting of Members shall be given no later than on the fifteenth day prior to the day of the meeting.

20.3.           The notice convening a General Meeting of Members shall specify the business to be discussed. Other business not specified in such notice may be announced at a later date, with due observance of the notice period term referred to in Article 20.2.

20.4.           The notice of the General Meeting of Members shall be sent to the addresses of the Members shown in the register of Members.

20.5.           General Meetings of Members are held in the municipality in which, according to these Articles of Association, the Cooperative has its official seat or at such other place in the Netherlands as the Management Board shall determine.

Article 21. Admittance and Rights at Meetings.

21.1.           Each Member and each Managing Director shall be entitled to attend the General Meetings of Members. Members may be represented in a meeting by a proxy authorised in writing. Suspended Members, and suspended Managing Directors shall not be admitted.

21.2.           At each General Meeting of Members, each person present with voting rights must sign the attendance list. The chairman of the meeting may decide that the attendance list must also be signed by other persons present at the meeting.

21.3.           A Managing Director who is not a Member shall have the right to give advice in the General Meeting of Members.

21.4.           The General Meeting of Members shall decide on the admittance of other persons to the meeting.

Article 22. Chair and Secretary of the Meeting.

22.1.           The General Meetings of Members shall be presided over by the person appointed for such purpose by the General Meeting of Members.

22.2.           The chairman of a General Meeting of Members shall appoint a secretary who does not need to be a Member.

Article 23. Minutes.

23.1.           The secretary of a General Meeting of Members shall keep minutes of the proceedings at the meeting. The minutes shall be adopted by the meeting or by the following General Meeting of Members and as evidence thereof shall be signed by the chairman and the secretary of that meeting.

23.2.           The Management Board shall keep record of all resolutions adopted by the General Meeting of Members. If the Management Board is not represented at a meeting, the chairman of the meeting shall ensure that the Management Board is provided with a transcript of the resolutions adopted as soon as possible after the General Meeting of Members. The records shall be deposited at the Cooperative’s office for inspection by the Members.

23.3.           A resolution of the General Meeting of Members can be evidenced by means of a written statement to that effect from the chairman or the secretary of the General Meeting of Members.

Article 24. Adoption of Resolutions.

24.1.           Each Member shall have a number of votes equal to its ownership percentage in the Cooperative. In calculating the ownership percentages of the Members for voting, the capital contributions made by each Member to the Cooperative shall be the numerator (teller) and the aggregate of the capital contributions made by all Members to the Cooperative shall be the denominator (noemer). Both the numerator and the denominator will be based on the capital contributions appearing from the Membership Accounts referred to in Article 9 hereof as of the day immediately preceding the date of the relevant meeting.

24.2.           To the extent that the law or these Articles of Association do not provide otherwise, all resolutions of the General Meeting of Members shall be adopted by an absolute majority of the votes cast.

24.3.           If the formalities for convening and holding a General Meeting of Members, as prescribed by law or these Articles of Association, have not been complied with, valid resolutions of the General Meeting of Members may only be adopted in a meeting, if in such meeting all Members entitled to vote are present or represented and such resolution is carried by unanimous vote.

24.4.           When determining how many votes are cast by Members, how many Members are present or represented, no account shall be taken of Members who are not entitled to vote pursuant to the law or these Articles of Association.

Article 25. Voting.

25.1.           All votes shall be taken orally. The chairman of a General Meeting of Members is, however, entitled to decide that votes be cast by a secret ballot. Votes by secret ballot shall be cast by means of unsigned ballot forms.

25.2.           Blank and invalid votes shall be deemed not to have been cast.

25.3.           Resolutions may be adopted by acclamation if none of the persons with voting rights present at the meeting objects thereto.

25.4.           The chairman’s decision at the meeting on the result of a vote shall be final and conclusive.

25.5.           If a vote results in a tie vote, no resolution shall be passed.

However, the General Meeting of Members shall be authorised to resolve that a person, to be designated by the Netherlands Arbitration Institute

(Nederlands Arbitrage Instituut), shall take a decision in its place, in which case a resolution shall be deemed to have been adopted as soon as such person has taken the decision.

If there is a tie vote regarding the proposal to have the decision taken by another person as referred to hereinbefore that proposal shall be deemed to have been adopted.

Article 26. Adoption of Resolutions without holding Meetings.

26.1.           Members may adopt resolutions of the General Meeting of Members in writing without holding a meeting, provided they are adopted by the unanimous vote of all Members entitled to vote and with the prior knowledge of the Management Board.

26.2.           Each Member must ensure that the Management Board is informed of the resolutions or decisions thus adopted as soon as possible in writing. The Management Board shall keep record of the resolutions decisions adopted and it shall add such records to those referred to in Article 23.2.

Article 27. Amendment of the Articles of Association.

27.1.           These Articles of Association may be amended only by a resolution of the General Meeting of Members. The notice convening the meeting must state that an amendment of these Articles of Association will be proposed in that meeting.

27.2.           Those who have convened the General Meeting of Members to discuss a proposal to amend these Articles of Association shall, at least five (5) days prior to the meeting, file a copy of such proposal containing the verbatim text of the proposed amendment, at a place appropriate for that purpose for inspection by the Members, until the end of the day on which the meeting is held.

27.3.           An amendment of these Articles of Association shall become effective only after a notarial deed has been drawn up for that purpose. Each Managing Director is authorised to execute the deed.

Article 28. Dissolution and Liquidation.

28.1.           The Cooperative may be dissolved pursuant to a resolution to that effect by the General Meeting of Members. The provisions of Articles 27.1 and 27.2 shall apply correspondingly.

28.2.           If the Cooperative is dissolved pursuant to a resolution of the General Meeting of Members, the Managing Directors shall be the liquidators of the dissolved Cooperative’s property.

28.3.           During liquidation, the provisions of these Articles of Association shall remain in force to the extent possible.

28.4.           The balance remaining after payment of the debts of the dissolved Cooperative, such debts to include any and all loans made by the Members to the Cooperative and the repayment to each Member of the amount for which his Membership Accounts are credited at the date of dissolution, shall be distributed to the Members. Article 16.1 shall apply correspondingly.

28.5.           After completion of the liquidation, the books, records and other data carriers of the dissolved Cooperative shall remain in the custody of the person to be designated for such purpose by the liquidators, for the period prescribed by law.

28.6.           The provisions of Title 1, Book 2 of the Dutch Civil Code shall also apply to the liquidation.

Article 29. Liability of Members.

The Members and former Members shall not be liable for the Cooperative’s debts and they shall be under no obligation to contribute to a deficit existing at the time of dissolution of the Cooperative, if any.

Article 30. Final provision.

The first financial year of the Cooperative shall end on the thirty-first day of March two thousand and eleven.

This article and its heading shall lapse after expiry of the first financial year.

Finally, the person appearing declares:

First Members.

The first members of the Cooperative are:

1.          Niska Gas Storage Partners LLC, aforementioned; and

2.          Niska Gas Storage Operations  LLC, aforementioned.

First Managing Directors.

The first Managing Directors of the Cooperative are:

1.          David Francis Pope, born in Sherbrooke, Canada, on the twenty-fourth day of April nineteen hundred and fifty-six (Managing Director A);

2.          Edward Bartow Jones, born in West Virginia, United States of America on the fifteenth day of April nineteen hundred and seventy-six (Managing Director A);

3.          Kuan Yoe The, born in Curaçao, on the twenty-sixth day of October nineteen hundred and seventy-nine (Managing Director B); and

4.         Nicole Josephia Johannes Maria Wolthuis-Geeraedts, born in Venlo, the Netherlands, on the twenty-sixth day of June nineteen hundred and seventy (Managing Director B)].

The powers of attorney are evidenced by two (2) private documents, which are attached to this deed.

In witness whereof the original of this deed which will be retained by me, notaris, is executed in Amsterdam, on the date first mentioned in the head of this deed.

Having conveyed the substance of the deed and given an explanation thereto and having pointed out the consequences arising from the contents of the deed for the parties and following the statement of the person appearing that (s)he has taken note of the contents of the deed and agrees with the partial reading thereof, this deed is signed, immediately after reading those parts of the deed which the law requires to be read, by the person appearing, who is known to me, notaris, and by myself, notaris.